Exhibit 11


                 Calculation of Earnings (Loss) Per Share

                    (in thousands except per share data)


                                   Three Months Ended       Nine Months Ended
                                     September 30,             September 30,
                                    1997       1996          1997        1996
                                   -------   -------        -------   --------

Weighted average common             4,904      4,467          5,379      4,467
and common equivalent
shares outstanding

Diluted weighted average common     5,708      4,467          5,683      4,467
and common equivalent
shares outstanding

Net Earnings (Loss)                $1,050      $(657)        $1,822      $(926)

Primary Earnings (Loss) Per        $ 0.21      $(.15)        $ 0.34      $(.21)
Common Share                        -------   -------        -------   --------


Diluted Earnings (Loss) Per        $ 0.18      $(.15)        $ 0.32      $(.21)
Common Share                        -------   -------        -------   --------















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